UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 4, 2022
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Hyzon Motors Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-3962	82-2726724
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
475 Quaker Meeting House Road Honeoye Falls, NY		14472
(Address of principal executive offices)		(Zip Code)
(585)-484-9337
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $.001 per share	HYZN	NASDAQ Capital Market
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	HYZNW	NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

On May 5, 2022, Hyzon Motors Inc. (the “Company”) entered into a Stock Purchase Agreement with Holthausen Clean Technology Investments B.V. (“Holthausen”) and certain other sellers whereby the Company agreed to acquire 735,000 shares of stock that Holthausen holds in Hyzon Motors Europe B.V., a joint venture operated by the Company and Holthausen, for €27 million. These shares represented approximately 25% of the issued and outstanding stock of Hyzon Motors Europe B.V. As a result of the transaction, the Company would own 75% of the issued and outstanding shares of Hyzon Motors Europe B.V., and Holthausen would own 25%. As part of this transaction, Holthausen would also transfer to the Company all of the shares held in its subsidiary, Holthausen Clean Technology B.V.

The transaction was expected to close during July 2022. The Company and Holthausen have been unable to finalize the terms of the Holthausen transaction, and the transaction is not expected to close on the terms originally agreed. The Company and Holthausen are currently working to renegotiate the transaction. However, as of the date of this filing, the Company does not know when, if at all, it may reach agreement with Holthausen on a revised purchase agreement.

Item 2.02 Results of Operations and Financial Condition.

In connection with the preparation of the Company’s financial results for the period ended June 30, 2022, the Company’s Board of Directors appointed a committee of independent board members to investigate, with the assistance of independent outside counsel and other advisors, certain issues regarding revenue recognition timing and internal controls and procedures, primarily pertaining to its China operations, that were brought to the attention of the Board by Company management. The revenue recognition timing issues being investigated include the recognition of revenue for the year ended December 31, 2021. Due to the ongoing investigation, the Company will be unable to file its Form 10-Q for the quarter ended June 30, 2022 by August 15, 2022, the due date for filing, and does not have an anticipated filing date at this time. The Company will file a Notification of Late Filing on Form 12b-25 (the “Notification”) on or before August 16, 2022.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information contained in the above Item 2.02 of this Current Report on Form 8-K in relation to the delay in the filing of the Form 10-Q is hereby incorporated by reference. After the filing deadline for its Form 10-Q passes on August 15, 2022, the Company will not be in compliance with the timely filing requirement for continued listing under Nasdaq Listing Rule 5250(c)(1). The delay in filing will have no immediate effect on the listing or trading of the Company’s common stock, although there can be no assurances that further delays in the filing of the Form 10-Q will not have an impact on the listing or trading of the Company’s common stock.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The Audit Committee of the Board of Directors of the Company, based on the recommendation of management, determined that the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the period ended March 31, 2022 (the "Non-Reliance Periods") should no longer be relied upon as a result of the information contained in the above Item 2.02 of this Current Report on Form 8-K.

The Company’s management and the Audit Committee have discussed the matters disclosed in this Current Report on Form 8-K with KPMG LLP, the Company’s independent registered public accounting firm.

Item 8.01 Other Events.

The Company has identified operational inefficiencies at Hyzon Motors Europe B.V., the Company’s European joint venture with Holthausen, which will have a material adverse effect on the Company’s ability to produce and sell vehicles. As a result, the Company has determined to restructure its European operations.

The Company’s Board of Directors has retained a third party consulting firm to assist the Board and management with reassessing the Company’s global strategies and operations.

The Company has determined to withdraw all financial and operational guidance it has previously issued for all periods, including for the year ended December 31, 2022 and subsequent years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYZON MOTORS INC.

Date: August 4, 2022	By:	/s/ Samuel Chong
	Name:	Samuel Chong
	Title:	Chief Financial Officer